Exhibit 10.3

IMAX CORPORATION

2013 LONG-TERM INCENTIVE PLAN

RESTRICTED SHARE UNIT AWARD AGREEMENT

THIS RESTRICTED SHARE UNIT AGREEMENT (the “Agreement”) is made effective as of                      (the “Date of Grant”) between IMAX Corporation, a Canadian corporation (the “Company”), and                      (the “Participant”).

This Agreement sets forth the general terms and conditions of RSUs. By accepting the RSUs, the Participant agrees to the terms and conditions set forth in this Agreement and the IMAX Corporation 2013 Long-Term Incentive Plan (the “IMAX LTIP”).

Capitalized terms not otherwise defined herein shall have the same meanings as in the IMAX LTIP.

1. Grant of the RSUs. Subject to the provisions of this Agreement and the IMAX LTIP, the Company hereby grants to the Participant, an aggregate of                      RSUs, subject to adjustment as set forth in the IMAX LTIP. Each RSU gives the Participant the unsecured right to receive, subject to the terms and conditions of the IMAX LTIP and this Agreement, one Common Share. The Participant shall not be required to pay any additional consideration for the issuance of the Common Shares upon settlement of the RSUs.

2. Vesting Schedule. Subject to the terms and conditions hereof, the Participant shall vest in the RSUs as follows, unless previously vested or cancelled in accordance with the provisions of the IMAX LTIP or this Agreement (each applicable date, a “Scheduled Vesting Date”):

Scheduled Vesting Date	Percent of RSUs Vesting on Such Date
[First Vesting Date:]	[•]%
[Second Vesting Date:]	[•]%
[Third Vesting Date:]	[•]%
[Fourth Vesting Date:]	[•]%

3. Settlement. Each RSU shall be settled by delivery of one Common Share within thirty (30) days following the applicable Scheduled Vesting Date or such earlier date on which the RSUs vest pursuant to Sections 5, 6 or 7 (each, a “Settlement Date”); provided, however, that in no event shall settlement occur later than March 15th of the year following the applicable vesting date.

4. Termination of Employment Generally. In the event that the Participant’s employment with the Company terminates for any reason other than death, Disability or for Cause, the RSUs shall cease to vest and any unvested RSUs shall be cancelled immediately without consideration as of the date of such termination. Any vested RSUs shall continue to be settled on the applicable Settlement Date.

5. Death; Disability. If the Participant’s employment with the Company terminates as a result of the Participant’s death or Disability, a portion of the RSUs shall vest such that, when combined with previously vested RSUs, an aggregate of             % of the RSUs granted pursuant to this Agreement shall have vested. Any vested RSUs shall be settled on the applicable Settlement Date and any unvested RSUs shall be cancelled immediately without consideration as of the date of termination.

6. Termination for Cause. If the Participant’s employment with the Company terminates for Cause, any outstanding RSUs, whether or not vested, shall be cancelled immediately without consideration as of the date of termination, and the Participant shall have no further right or interest therein.

7. Change of Control. In the event of a Change of Control, prior to any Scheduled Vesting Date, to the extent the successor company (or a subsidiary or parent thereof) does not assume or provide a substitute for the RSUs on substantially the same terms and conditions, all vested and unvested RSUs shall become fully vested and shall be settled in accordance with Section 3. To the extent the successor company (or a subsidiary or parent thereof) assumes or provides a substitute for the RSUs on substantially the same terms and conditions, the existing vesting schedule will continue to apply; provided, however, that, if within 24 months following the date of a Change of Control, the Participant’s employment with the Company is terminated without Cause or the Participant resigns for Good Reason, all of the RSUs shall become fully vested and shall be settled in accordance with Section 3.

8. Nontransferability of RSUs. Unless otherwise determined by the Committee pursuant to the terms of the IMAX LTIP, the RSUs may not be transferred, pledged, alienated, assigned or otherwise attorned other than by last will and testament or by the laws of descent and distribution or pursuant to a domestic relations order, as the case may be.

9. Rights as a Shareholder. The Participant shall have no rights as a shareholder with respect to the RSUs. Upon settlement, the Participant shall have all rights as a shareholder with respect to the Common Shares delivered to the Participant, if any, including, without limitation, voting rights and the right to receive dividends.

10. Dividend Equivalents. If, after the Date of Grant and prior to the applicable Settlement Date, dividends with respect to the Common Shares are declared or paid by the Company, the Participant shall be entitled to receive dividend equivalents in an amount, without interest, equal to the cumulative dividends declared or paid on a Common Share, if any, during such period multiplied by the number of RSUs. Dividend equivalents will be subject to the same terms and conditions of this Agreement applicable the RSUs. The dividend equivalents will be paid on the applicable Settlement Date for the underlying RSUs in cash or Common Shares, as determined by the Company in its discretion. If the underlying RSUs are cancelled prior to the applicable Settlement Date for any reason, any accrued and unpaid dividend equivalents shall be cancelled.

11. No Entitlements.

(a) No Right to Continued Employment. This Agreement does not constitute an employment agreement and nothing in the IMAX LTIP or this Agreement shall modify the terms of the Participant’s employment, including, without limitation, the Participant’s status as an “at will” employee of the Company, if applicable. None of the IMAX LTIP, the Agreement, the grant of RSUs, nor any action taken or omitted to be taken shall be construed (i) to create or confer on the Participant any right to be retained in the employ of the Company, (ii) to interfere with or limit in any way the right of the Company to terminate the Participant’s employment at any time and for any reason or (iii) to give the Participant any right to be reemployed by the Company following a termination of employment for any reason.

(b) No Right to Future Awards. This award of RSUs and all other equity-based awards under the IMAX LTIP are discretionary. This award does not confer on the Participant any right or entitlement to receive another award of RSUs or any other equity-based award at any time in the future or in respect of any future period.

12. Taxes and Withholding. The Participant must satisfy any federal, state, provincial, local or foreign tax withholding requirements applicable with respect to the settlement of the RSUs. The Company may require or permit the Participant to satisfy such tax withholding obligations through the Company withholding Common Shares that would otherwise be received by such individual upon settlement of the RSUs. The obligations of the Company to deliver the Common Shares under this Agreement shall be conditioned upon the Participant’s payment of all applicable taxes and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

13. Breach of Restrictive Covenants. If (i) the Participant is a party to an employment agreement or other agreement with the Company or any of its Subsidiaries or Affiliates and (ii) such Participant materially breaches any of the restrictive covenants set forth in such agreement (including, without limitation, any restrictive covenants relating to non-competition, non-solicitation or confidentiality), then all of the RSUs (whether or not vested) shall terminate and be cancelled without consideration being paid therefor.

14. Securities Laws. The Company shall not be required to issue Common Shares in settlement of or otherwise pursuant to the RSUs unless and until (i) the shares have been duly listed upon each stock exchange on which the Common Shares are then registered; (ii) a registration statement under the Securities Act of 1933, as amended, with respect to such Common Shares is then effective; and (iii) the issuance of the Common Shares would comply with such legal or regulatory provisions of such countries or jurisdictions outside the United States as may be applicable in respect of the RSUs. In connection with the grant or vesting of the RSUs, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

15. Miscellaneous Provisions.

(a) Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Notwithstanding the foregoing, the Company may deliver notices to the Participant by means of email or other electronic means that are generally used for employee communications. Any such notice shall be deemed effective upon receipt thereof by the addressee.

(b) Headings. The headings of sections and subsections are included solely for convenience of reference and shall not affect the meaning of the provisions of this Agreement.

(c) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(d) Incorporation of IMAX LTIP; Entire Agreement. This Agreement and the RSUs shall be subject to the IMAX LTIP, the terms of which are incorporated herein by reference, and in the event of any conflict or inconsistency between the IMAX LTIP and this Agreement, the IMAX LTIP shall govern. This Agreement and the IMAX LTIP constitute the entire agreement between the parties hereto with regard to the subject matter hereof. They supersede all other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof. The Participant acknowledges receipt of the IMAX LTIP, and represents that he is familiar with its terms and provisions.

(e) Amendments. Subject to all applicable laws, rules and regulations, the Committee shall have the power to amend this Agreement at any time provided that such amendment does not adversely affect, in any material respect, the Participant’s rights under this Agreement without the Participant’s consent. Notwithstanding the foregoing, the Company shall have broad authority to alter or amend this Agreement and the terms and conditions applicable to the RSUs without the consent of the Participant to the extent it deems necessary or desirable in its sole discretion (i) to comply with or take into account changes in, or rescissions or interpretations of, applicable tax laws, securities laws, employment laws, accounting rules or standards and other applicable laws, rules, regulations, guidance, ruling, judicial decision or legal requirement, (ii) to ensure that the RSUs are not subject to taxes, interest and penalties under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) to take into account unusual or nonrecurring events or market conditions, or (iv) in any other manner set forth in Section 15 of the IMAX LTIP. Any amendment, modification or termination shall, upon adoption, become and be binding on all persons affected thereby without requirement for consent or other action with respect thereto by any such person. The Committee shall give written notice to the Participant in accordance with Section 15(a) of any such amendment, modification or termination as promptly as practicable after the adoption thereof. The foregoing shall not restrict the ability of the Participant and the Company by mutual consent to alter or amend the terms of the RSUs in any manner that is consistent with the IMAX LTIP and approved by the Committee.

(f) Section 409A.

(i) The RSUs are intended to constitute “short-term deferrals” for purposes of Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”). If any provision of the IMAX LTIP or this Agreement would, in the reasonable good faith judgment of the Committee, result or likely result in the imposition on the Participant, a beneficiary or any other person of a penalty tax under Section 409A, the Committee may modify the terms of the IMAX LTIP or this Agreement, without the consent of the Participant, beneficiary or such other person, in the manner that the Committee may reasonably and in good faith determine to be necessary or advisable to avoid the imposition of such penalty tax. This Section 15(f) does not create an obligation on the part of the Company to modify the IMAX LTIP or this Agreement and does not guarantee that the RSUs will not be subject to taxes, interest and penalties under Section 409A.

(ii) Notwithstanding anything to the contrary in the IMAX LTIP or this Agreement, to the extent that the RSUs constitute deferred compensation for purposes of Section 409A and Participant is a “Specified Employee” (within the meaning of the Committee’s established methodology for determining “Specified Employees” for purposes of Section 409A), no payment or distribution of any amounts with respect to the RSUs that are subject to Section 409A may be made before the first business day following the six (6) month anniversary from the Participant’s Separation from Service from the Company Group (as defined in Section 409A) or, if earlier, the date of the Participant’s death.

(g) Successor. Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company, and to any Permitted Transferee pursuant to Section 8.

(h) Choice of Law. Except as to matters of federal law, this Agreement and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of New York (other than its conflict of law rules).

IMAX CORPORATION

By:
Name:
Title:

By:
Name:
Title:

The undersigned hereby acknowledges having read the IMAX LTIP and this Agreement, and hereby agrees to be bound by all the provisions set forth in the IMAX LTIP and this Agreement.

Name (Printed):

Signature:

Date:

B - 6